Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 19, 2024 with respect to the financial statement of Calumet, Inc. contained in the Registration Statement and the Proxy Statement/Prospectus. We consent to the use of the aforementioned report in the Registration Statement and the Proxy Statement/Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Pittsburgh, Pennsylvania

June 3, 2024